Exhibit 4

INTEGRYS ENERGY GROUP, INC.
2010 OMNIBUS INCENTIVE COMPENSATION PLAN

Section 1.	PURPOSE AND DEFINITIONS

(a) Purpose.  The purpose of the Integrys Energy Group, Inc. 2010 Omnibus Incentive Compensation Plan is to promote the interests of the Company and its shareholders by (a) attracting and retaining executives and other key employees and directors of outstanding training, experience and ability; (b) motivating them, by means of performance-related incentives, to achieve performance goals; and (c) enabling them to participate in the growth and financial success of the Company. It is intended that this purpose be effected via performance-based incentives and through awards or grants of stock options and various other rights with respect to shares of the Company’s common stock, as provided herein, to such eligible employees and directors (as defined in subsection (b) below).

(b) Definitions.  The following terms shall have the following respective meanings unless the context requires otherwise:

(1) An “Affiliate” of, or a person “affiliated” with, a specified person is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified and the term “Associate” used to indicate a relationship with any person, means (i) any corporation or organization (other than the registrant or a majority-owned subsidiary of the registrant) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the registrant or any of its parents or subsidiaries.

(2) The term “Annual Performance Right” shall mean the right to receive up to the amount of compensation described in the Participant’s award agreement, taking into account the Target Award and the Performance Formula, upon the attainment of one or more specified Performance Goals over a period of time determined by the Committee, subject to the terms and conditions of the award agreement and the Plan.

(3) A person shall be deemed to be the “Beneficial Owner” of any securities:

(A) which such Person or any of such Person’s Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, (A) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or (B) securities issuable upon exercise of any rights agreement that the Company may have in effect at a time before the issuance of such securities;

(B) which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this subparagraph (ii) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding:  (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Act and (B) is not also then reportable on a Schedule 13D under the Act (or any comparable or successor report); or

(C) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in Section paragraph (B) above) or disposing of any voting securities of the Company.

(4) The term “Board” shall mean the Board of Directors of the Company.

(5) The term “Cause” for termination by the Company or a Subsidiary of a Participant’s employment in connection with or following a Change in Control shall be limited to the following:

(A)           the engaging by the Participant in intentional conduct not taken in good faith which has caused demonstrable and serious financial injury to the Company and/or a Subsidiary, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative;

(B)           conviction of a felony (as evidenced by binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion of all rights of appeal) which substantially impairs the Participant’s ability to perform his duties or responsibilities;

(C)           continuing willful and unreasonable refusal by the Participant to perform the Participant’s duties or responsibilities (unless significantly changed without the Participant’s consent);

(D)           material violation of the Company’s Code of Conduct.

(6) The term “Change in Control” shall mean the occurrence of any one of the following:

(A) any Person (other than any employee benefit plan of Integrys Energy Group, Inc. or of any subsidiary of Integrys Energy Group, Inc., any Person organized, appointed or established pursuant to the terms of any such benefit plan or any trustee, administrator or fiduciary of such a plan) is or becomes the Beneficial Owner of securities of Integrys Energy Group, Inc. representing at least 30% of the combined voting power of the then outstanding securities of Integrys Energy Group, Inc.;

(B) one-half or more of the members of the Board are not Continuing Directors;

(C) there shall be consummated any merger, consolidation, or reorganization of Integrys Energy Group, Inc. with any other corporation as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are owned by the former shareholders of Integrys Energy Group, Inc. other than a shareholder who is an Affiliate or Associate of any party to such consolidation or merger;

(D) there shall be consummated any merger of Integrys Energy Group, Inc. or share exchange involving Integrys Energy Group, Inc. in which Integrys Energy Group, Inc. is not the continuing or surviving corporation other than a merger of Integrys Energy Group, Inc. in which each of the holders of Common Stock of Integrys Energy Group, Inc. immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger;

(E) there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Integrys Energy Group, Inc. to a

           Person which is not a wholly owned subsidiary of Integrys Energy Group, Inc.; or

(F) the shareholders of Integrys Energy Group, Inc. approve any plan or proposal for the liquidation or dissolution of Integrys Energy Group, Inc.

If a Plan Award is considered deferred compensation subject to the provisions of  Code Section 409A, and if a payment under such Plan Award would be accelerated or otherwise triggered upon a “change in control”, then the foregoing definition is modified, to the extent necessary to avoid the imposition of an excise tax under Section 409A, to mean a “change in control event” as such term is defined for purposes of Code Section 409A.

(7) The term “Code” shall mean the Internal Revenue Code of 1986, or any successor thereto, as the same may be amended and in effect from time to time.

(8) The term “Committee” shall mean the committee appointed pursuant to Section 2 to administer the Plan.

(9) The term “Company” shall mean Integrys Energy Group, Inc., or any successor thereto.

(10) The term “Continuing Director” shall mean (i) any member of the Board of Directors of Integrys Energy Group, Inc. who was a member of such Board on the day following the Effective Date of this Plan, (ii) any successor of a Continuing Director who is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on such Board, and (iii) additional directors elected or recommended for membership by a majority of the Continuing Directors then on such Board.

(11) The term “Covered Executive” shall mean, with respect to each taxable year of the Company, an individual who, on the last day of the taxable year, is the Chief Executive Officer of the Company or among the three highest compensated officers of the Company and its subsidiaries (other than the Chief Executive Officer or Chief Financial Officer), as determined pursuant to the executive compensation disclosure rules under the Exchange Act.

(12) The term “Employee” shall mean an employee of the Company or any Subsidiary or a member of the Board of Directors of either the Company or a Subsidiary.  The term “Employee” shall also be deemed to include any person who is an employee of any joint venture corporation or partnership, or comparable entity, in which the Company or a Subsidiary has a substantial equity interest; provided that with respect to the granting of an Option or Stock Appreciation Right; a person who is employed by a joint venture corporation, partnership or comparable entity in which the Company or a Subsidiary has an ownership interest shall be considered to be an Employee only if such corporation, partnership or entity itself constitutes a Subsidiary.

(13) The term “Exchange Act” shall mean the Securities Exchange Act of 1934, or any successor thereto, as the same may be amended and in effect from time to time.

(14) The term “Fair Market Value” shall mean the closing price at which a share of Stock shall have been sold on the New York Stock Exchange on the date of grant of any Option, date of grant and date of exercise of a Stock Appreciation Right, or other relevant valuation date.  In the event that any Option or Stock Appreciation Right shall be granted, or a Stock Appreciation Right exercised, or other relevant valuation date shall occur, on a date on which there were no such sales of Stock on the New York Stock Exchange, the Fair Market Value of a share of Stock shall be deemed to be the closing price at which a share of Stock shall have been sold on the New York Stock Exchange on the next preceding day on which there were such sales. If the Stock is not listed on the New York Stock Exchange but is traded on another national securities exchange or through an over-the-counter market, the last sales price on such exchange on the applicable date as described above shall be used in determining Fair Market Value.

(15) The term “Final Award” shall mean the amount of compensation or the number of shares of Stock to be awarded finally to the Participant who holds an Annual Performance Right or a Performance Stock Right, as determined by the Committee taking into account the extent to which the Participant has achieved the Performance Goals.

(16) The term “Option” or “Options” shall mean the option to purchase Stock in accordance with Section 6 and such other terms and conditions as may be prescribed by the Committee.  An Option may be either an “incentive stock option”, as such term is defined in the Code, or shall otherwise be designated as an option entitled to favorable treatment under the Code (“ISO”) or a “nonqualified stock option” (“NQO”). ISOs and NQOs are individually called an “Option” and collectively called “Options”.

(17) The term “Other Stock-Based Awards” shall mean awards of Stock (including Restricted Stock) or other rights (including “stock units” or “phantom stock”) made in accordance with Section 7.

(18) The term “Participant” shall mean an Employee who has been designated for participation in the Plan.

(19) The term “Performance Goals” shall mean, with respect to any Annual Performance Right or Performance Stock Right that is granted to a Participant who is a Covered Executive and that intended to constitute performance-based compensation for purposes of Code Section 162(m), a performance measure that is based upon one or more of the following objective business criteria established by the Committee with respect to the Company and/or any Subsidiary, division, business unit or component thereof: asset charge, asset turnover, capital employed in the business, capital spending, cash flow (including operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment), cost structure improvements, complexity reductions, customer loyalty, customer value, diversity, debt (or the ratio of debt to equity or to another financial measure that appears on the Company’s financial statements or is derived from one or more amounts that appear on the Company’s financial statements), dividend payouts, earnings (before or after one or more of interest, taxes depreciation, amortization or extraordinary items), earnings growth, earnings per share, economic value-added (or other measure of productivity that considers the cost of capital employed), employee wellness, environmental health or performance, expense targets or reductions, gross profit, increase in customer base, level of parental guarantees, market efficiency, energy price weighted availability of generation facilities, market share, net cash balance, net earnings or net income (whether before or after tax, and including variations of net income, such as net income from continuing operations), net income margin, net operating cash flow, margins (including operating profit margin), occupational health reportable incidents, operations and maintenance reduction, electric and/or gas utility rate levels, productivity, response time, profits before tax, quality/customer satisfaction, realized return (including return on assets, return on capital, return on equity, return on invested capital, return on net operating assets, return on revenue, return on sales, or return on another financial measure that appears in the Company’s financial statements or is derived from one or more amounts that appear in the Company’s financial statements), revenue, sales or revenue growth, safety, sales margin, sales volume, stock price, system reliability, total shareholder return, variable margin, value at risk, workers compensation costs,, and working capital (including accounts receivable, inventories, accounts payable or other components of working capital).  With respect to each financial Performance Goal, the relevant measurement of performance shall be computed in accordance with generally accepted accounting principles, if applicable; provided that unless otherwise determined by the Committee, which determination may be made at any time with respect to a Plan Award that is not intended to constitute performance-based compensation for purposes of Code Section 162(m) and not later than 90 days after the beginning of the Performance Period with respect to a Plan Award that is intended to constitute performance-based compensation for purposes of Code Section 162(m), the measurement of the Performance Goal shall exclude, to the extent applicable under the particular Performance Goal, the effects of (1) extraordinary, unusual and/or non-recurring items of income or expense, (2) gains or losses on the disposition of a business or business unit, (3) changes in tax or accounting laws or regulations, or (iv) a merger or acquisition. With respect to any Annual Performance Right or Performance Stock Right granted to a Participant who is not a Covered Executive, or with respect to any Annual Performance Right or Performance Stock Right that is granted to a Participant who is a Covered Executive but the Committee determines that the Annual Performance Right or Performance Stock Right either is not eligible for or is not to be considered “performance-based compensation” for purposes of Code Section 162(m), the Performance Goals may be based on one or more of the business criteria described above or any other criteria based on individual, business unit, Subsidiary, group or Company performance selected by the Committee.  The Performance Goals may be expressed, without limitation, in terms of attaining a specified level of the particular criterion or the attainment of an increase or decrease (expressed as absolute numbers or as a percentage) in the particular criterion or achievement in relation to a peer group or other index.

(20) The term “Performance Formula” shall mean a formula to be applied in relation to the Performance Goals in determining the percentage of the Target Award earned by the Participant with respect to a Plan Award.

(21) The term “Performance Period” shall mean the period of time for which performance with respect to one or more Performance Goals with respect to any Annual Performance Right or Performance Stock Right is to be measured.

(22) The terms “Performance Stock Rights” or “Performance Shares”  shall mean the right to receive, without payment to the Company, up to the number of shares of Stock described in the Participant’s award agreement, taking into account the Target Award and the Performance Formula, upon the attainment of one or more specified Performance Goals, subject to the terms and provisions of the award agreement and the Plan.

(23) The term “Person” shall mean any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert; provided, that in the case of a merger, consolidation or reorganization of the Company with any other corporation or a share exchange involving the Company, the shareholders of the other corporation that is a party to the merger, consolidation, reorganization or share exchange shall not be considered to be acting in concert for purposes of applying Section 1(b)(6)(A).

(24) The term “Plan” shall mean the Integrys Energy Group, Inc. 2010 Omnibus Incentive Compensation Plan as the same may be amended and in effect from time to time.

(25) The term “Plan Awards” shall mean awards or grants of incentive compensation, whether in cash or in the form of Options, Stock Appreciation Rights, Performance Shares, Restricted Stock, or Other Stock Based Awards.

(26) The term “Restricted Stock” or “Restricted Shares” shall mean shares of Stock delivered to (or held in escrow or in a book account for the benefit of) a Participant, subject to such restrictions on the Participant’s right to retain the shares as the Committee shall, in its discretion, determine.

(27) The term “Right” shall mean an Annual Performance Right or a Performance Stock Right, as required by the context.

(28) The term “Stock Appreciation Right” shall mean the right to receive, without payment to the Company, an amount of cash or Stock as determined in accordance with Section 6, based on the amount by which the Fair Market Value of a share of Stock on the relevant valuation date exceeds the grant price.

(29) The term “Subsidiary” shall mean any corporation, limited liability company or other limited liability entity in an unbroken chain of entities beginning with the Company if each of the entities (other than the last entity or entities in the chain) owns the stock or equity interest possessing at least fifty percent (50%) of the total combined voting power of all classes of stock or other equity interests in one of the other entities in the chain.  In addition, solely for purposes of determining those individuals to whom an Option (other than an Option that is designated as an incentive stock option for purposes of the Code) or a Stock Appreciation Right may be granted, the term “Subsidiary” includes an entity that would be a Subsidiary if the preceding sentence were applied by substituting “at least twenty percent (20%)” in lieu of “at least fifty percent (50%)” if the Committee determines that there are legitimate business reasons for extending Options or Stock Appreciation Rights to individuals employed by such an entity.

(30) The term “Stock” shall mean shares of the Company’s common stock, par value $1.00 per share.

(31) The term “Target Award” shall mean the amount of compensation or the number of shares of Stock, subject to adjustment pursuant to Section 12, to be earned by a Participant under an Annual Performance Right or a Performance Stock Right if all of the Performance Goals are achieved at the targeted level of performance.

Section 2.	ADMINISTRATION

(a) Committee.  The Plan shall be administered by the Compensation Committee of the Board consisting of not less than two (2) members of the Board who meet the “outside” director requirements of Section 162(m) of the Code, the independence standards of the New York Stock Exchange and the “non-employee director” requirements of Rule 16b-

3(b)(3) under the Exchange Act, or by any other committee appointed by the Board, provided the members of such committee meet such requirements.  The Committee shall administer the Plan and perform such other functions as are assigned to it under the Plan.  The Committee is authorized, subject to the provisions of the Plan, from time to time, to establish such rules and regulations as it may deem appropriate for the proper administration of the Plan, and to make such determinations under, and such interpretations of, and to take such steps in connection with, the Plan and the Plan Awards as it may deem necessary or advisable, in each case in its sole discretion.  The Committee’s decisions and determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not they are similarly situated.  Any authority granted to the Committee may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any qualified performance-based award to cease to qualify for exemption under Section 162(m) of the Code.  To the extent that any permitted action taken by the Board conflicts with any action taken by the Committee, the Board action shall control.

(b) Effective Date of Plan Awards.  Unless otherwise determined by the Committee at the time of grant, a Plan Award approved by the Committee shall become effective, and the grant shall occur on the date on which the Plan Award is ratified by the Board.

(c) Delegation of Authority.  To the extent permitted by law, the Committee may delegate any or all of its powers and duties under the Plan, including, but not limited to, its authority to make awards under the Plan or to grant waivers pursuant to Section 9, to one or more of its members or to one or more officers of the Company as it shall appoint, and with any such delegation to be subject to such conditions or limitations as the Committee may establish; provided, however, that the Committee shall not delegate its authority to act on non-ministerial matters affecting any Participant who is subject to the reporting requirements of Section 16(a) of the Exchange Act, or the liability provisions of Section 16(b) of the Exchange Act (any such Participant being called a “Section 16 Person”).  Further, no person to whom authority has been delegated shall grant a Plan Award to himself or herself or otherwise administer or interpret a Plan Award that has been previously granted to such person.  To the extent of any such delegation, the term “Committee” when used herein shall mean and include (except for purposes of subsection (c) below) any such delegate.

(d) Eligibility of  Board Members.  Notwithstanding anything in the Plan to the contrary, a member of the Board shall be eligible to hold or receive a Plan Award; provided that with respect to any Plan Award for a non-employee member of the Board, the Plan Award shall be reviewed and recommended by the Governance Committee, and shall be effective upon approval by the Board.

Section 3.	ANNUAL PERFORMANCE RIGHTS AND FINAL AWARDS

(a) Grant of Annual Performance Rights.  The Committee, at any time and from time to time while the Plan is in effect, may grant or authorize the granting of, Annual Performance Rights to such officers of the Company and any Subsidiary, and other Employees, whether or not members of the Board, as it may select and in such amount as it shall designate, subject to the provisions of this Section 3.

(b) Maximum Awards.  The maximum amount that may be granted to a Covered Executive as a Final Award with respect to one or more Annual Performance Rights during any calendar year during any part of which the Plan is in effect, whether such Final Award is payable in cash or credited to the Covered Executive’s account under the Integrys Energy Group, Inc. Deferred Compensation Plan in accordance with subsection (d) below, shall be $5 million.

(c) Terms and Provisions of Annual Performance Rights.  Prior to the grant of any Annual Performance Right, the Committee shall determine the terms and provisions of such Right, including, without limitation (1) the Target Award; (2) one or more Performance Goals to be used to measure performance under such Right, and the Performance Formula to be applied against the Performance Goals in determining the amount of compensation earned under such Right as a percentage of the Target Award; (3) the Performance Period; and (4) the effect of the Participant’s termination of employment or death.  With respect to any Right that is intended to constitute qualified performance-based compensation for purposes of Code Section 162(m), such actions must be completed within 90 days of the commencement of the Performance Period.  The Committee may establish a minimum threshold objective for any Performance Goal for such Performance Period which, if not met, would result in no Final Award being made to any Participant with respect to such Performance Goal for such Performance Period.  During and after the Performance Period, but prior to the Committee’s final determination of the Participant’s Final Award as provided in subsection (d), the Committee may adjust the Performance Goals, Performance Formula and Target Award and otherwise modify the terms and provisions of a Right subject to the terms and conditions of the Plan; provided that if the Committee acts more than 90 days following commencement of the Performance Period, to adjust or modify the terms and provisions of a Right granted to a Participant who is a Covered Executive, other than to decrease the amount of compensation that may be paid under such Right, any Final Award with respect to such Right shall not constitute qualified performance-based compensation for purposes of Code Section 162(m).  Each Right shall be evidenced by an award agreement that is consistent with the terms and conditions approved by the Committee.

(d) Final Awards.

(1) As soon as practicable following the completion of the Performance Period relating to any Annual Performance Right, but not later than 12 months following such completion, the Committee shall determine the  extent to which the Participant achieved the Performance Goals and the amount of compensation to be awarded as a Final Award to the Participant who holds such Right.  In making such determination, the Committee shall apply the applicable Performance Formula for the Participant for the Performance Period against the accomplishment of the related Performance Goals.  The Committee may, in its sole discretion, reduce the amount of any Final Award that otherwise would be awarded to any Participant for any Performance Period.  In addition, the Committee may, in its sole discretion, increase the amount of any Final Award that otherwise would be awarded to any Participant; provided that if the Committee acts to increase the amount of any Final Award that would otherwise be awarded to a Participant who is a Covered Executive, the Award shall not constitute qualified performance-based compensation for purposes of Code Section 162(m).  Any such determination shall take into account (A) the extent to which the Performance Goals provided in such Right were, in the Committee’s sole opinion, achieved, (B) the individual performance of such Participant during the related Performance Period and (C) such other factors as the Committee may deem relevant, including, without limitation, any change in circumstances or unforeseen events, relating to the Company, the economy or otherwise, since the date of grant of such Right.  The Committee shall notify such Participant of such Participant’s Final Award as soon as practicable following such determination.

(2) Following the determination of each Final Award, unless the Participant has elected to defer all or a portion of the Final Award in accordance with the procedures set forth in the Integrys Energy Group, Inc. Deferred Compensation Plan, the Final Award will be payable to the Participant in cash.

Section 4.	STOCK AVAILABLE FOR PLAN AWARDS

(a) Stock Subject to Plan.  The Stock issued under the Plan in satisfaction of Plan Awards may be either authorized and unissued or held in the treasury of the Company.

(1) Aggregate Share Limit.  The maximum number of shares of Stock that may be issued under the Plan in satisfaction of Plan Awards, subject to adjustment in accordance with the provisions of Section 12, shall be equal to the sum of (A) three million (3,000,000) shares not previously authorized for issuance under any plan, plus (B) the number of shares remaining for issuance under the Integrys Energy Group, Inc. 2007 Omnibus Incentive Compensation Plan (“2007 Plan”) but not subject to outstanding awards as of May 13, 2010, plus (C) the number of shares subject to awards outstanding under the 2007 Plan and the Integrys Energy Group, Inc. 2005 Omnibus Incentive Compensation Plan (“2005 Plan”) as of May 13, 2010, but only to the extent that such outstanding awards are forfeited, unearned, expire, or otherwise terminate without the issuance of such shares of Stock.  All such shares may be issued pursuant to the exercise of nonqualified or incentive stock options.  Upon this Plan being approved by the Company’s shareholders in accordance with Section 23, no further Plan Awards shall be granted under or pursuant to the 2007 Plan; provided, that the 2007 Plan will continue to operate in accordance with its terms with respect to Plan Awards previously granted.

(2) Limit on Full-Value Awards.  Of the shares of Stock authorized for issuance under Section 4(a)(1) above, no more than the following number of such shares shall be granted as Plan Awards other than Options or Stock Appreciation Rights, where such number is:  the sum of (A) nine hundred thousand (900,000) shares, plus (B) the number of shares remaining available for grant as Performance Shares, Restricted Stock or Other Stock-Based Awards

pursuant to Section 4(a)(2) of the 2007 Plan as of May 13, 2010, plus (C) the number of shares subject to awards as Performance Shares, Restricted Stock or Other Stock-Based Awards outstanding under the 2007 Plan and the 2005 Plan as of May 13, 2010, but only to the extent that such outstanding awards are forfeited, unearned, expire, or otherwise terminate without the issuance of such shares of Stock.

(3) Limits on Plan Awards to Covered Executives.  In addition to the aggregate share limitations sets forth in Section 4(a)(1) and 4(a)(2) above, the following individual limitations shall apply with respect to Plan Awards granted to any Covered Executive:

(A) The maximum number of shares subject to Options, with or without any related Stock Appreciation Rights, or Stock Appreciation Rights (not related to Options) that may be granted pursuant to Section 6 to any Covered Executive during any calendar year during any part of which the Plan is in effect shall be one million (1,000,000), subject to adjustment in accordance with the provision of Section 12; and

(B) The maximum number of shares of Stock that may be granted as Final Awards pursuant to Section 5 or as Code Section 162(m) performance-based awards under Section 7 to any Covered Executive during any calendar year during any part of which the Plan is in effect shall be 250,000, subject to adjustment in accordance with the provision of Section 12.

(b) Computation of Stock Available for Plan Awards.  For the purpose of computing the total number of shares of Stock remaining available for Plan Awards at any time while the Plan is in effect, there shall be debited against the total number of shares determined to be available pursuant to this Section 4, (1) the maximum number of shares of Stock subject to Options or Stock Appreciation Rights granted under this Plan, (2) the maximum number of shares of Stock issuable under Performance Stock Rights granted under this Plan, and (3) the number of shares of Stock related to Other Stock-Based Awards granted under this Plan, as determined by the Committee in each case as of the dates on which such Plan Awards were granted.   Further, and for the avoidance of doubt, the following rules shall apply:

(1) Stock Appreciation Rights Settled in Stock.  With respect to a Stock Appreciation Right that is exercised or otherwise become payable and that is settled in shares of Stock, the number of shares of Stock subject to the Stock Appreciation Right shall be counted against the reserve of shares of Stock available for issuance under the Plan, even though the number of shares of Stock actually issued to settle the Stock Appreciation Right might be less.

(2) Shares Tendered or Withheld in Payment of Option Exercise Price.  With respect to an Option or other Plan Award that is exercised or becomes payable and for which the Participant tenders shares of Stock, or shares of Stock are otherwise withheld, as full or partial payment of the Option exercise price or other price of a Plan Award, the number of shares of Stock subject to the Option or other Plan Award shall be counted against the reserve of shares of Stock available or issuance under the Plan, even though the number of shares of Stock actually issued upon exercise or settlement of the Option or other Plan Award might be less.  The shares of Stock tendered by or withheld for payment of the Option exercise or other purchase price shall not be available for issuance under the Plan.

(3) Shares Tendered or Withheld in Payment of Tax Obligations.   With respect to any Plan Award with respect to which the Participant tenders shares of Stock, or shares of Stock are otherwise withheld, as full or partial payment of the Participant’s tax withholding or tax payment obligations, the number of shares of Stock subject to the Plan Award, prior to the satisfaction of tax withholding or tax payment obligations through the tender or withholding of shares of Stock, shall be counted against the reserve of shares of Stock available or issuance under the Plan, even though the number of shares of Stock actually issued upon exercise or settlement of the Plan Award might be less.  The shares of Stock tendered by or withheld for payment of tax withholding or tax payment obligations shall not be available for issuance under the Plan.

(c) Terminated, Expired, Unearned or Forfeited Plan Awards.  The shares involved in the unexercised or undistributed portion of any terminated, expired, unearned or forfeited Plan Award shall be reinstated to the pool of available shares, and any applicable limit against which such shares are counted, and shall be made available for further Plan Awards.

Notwithstanding the foregoing, in the event any Plan Award granted to a Covered Executive is canceled, the number of shares of Stock subject to such canceled Plan Award shall continue to count against the individual limit specified in subsection (a)(4), in accordance with the requirements of Code Section 162(m).

(d)           Plan Awards Settled in Cash.  The shares involved in any Plan Award that is settled in cash shall be reinstated to the pool of available shares, and any applicable limit against which such shares are counted, and shall be made available for further Plan Awards.  Notwithstanding the foregoing, in the event any Plan Award is settled in cash, the number of shares of Stock subject to such Plan Award shall continue to count against the individual limit specified in subsection (a)(4), in accordance with the requirements of Code Section 162(m).

(e)           Certain Mergers and Acquisitions.  Without affecting the number of shares otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Committee may authorize the issuance of awards under this Plan upon such terms and conditions as it may deem appropriate in exchange for the cancellation, exchange or assumption of awards held by individuals affected by such merger, consolidation, acquisition or reorganization.

Section 5.	PERFORMANCE STOCK RIGHTS AND FINAL AWARDS

(a) Grant of Performance Stock Rights.  The Committee, at any time and from time to time while the Plan is in effect, may grant, or authorize the granting of, Rights to such officers of the Company and any Subsidiary, and other Employees, whether or not members of the Board, as it may select and for such numbers of shares as it shall designate, subject to the provisions of this Section 5 and Section 4.

(b) Terms and Provisions of Performance Stock Rights.  Prior to the grant of any Right, the Committee shall determine the terms and provisions of each Right, including, without limitation (1) the Target Award; (2) one or more Performance Goals to be used to measure performance under such Right, and the Performance Formula to be applied against the Performance Goals in determining the number of shares of Stock earned under such Right as a percentage of the Target Award; (3) the Performance Period; (4) the period of time, if any, during which the disposition of shares of Stock issuable under such Right shall be restricted as provided in subsection (a) of Section 10, provided, however, that the Committee may establish restrictions applicable to any Right at the time of or at any time prior to the granting of the related Final Award rather than at the time of granting such Right; and (5) the effect of the Participant’s termination of employment or death.  With respect to any Right that is intended to constitute qualified performance-based compensation for purposes of Code Section 162(m), such actions must be completed within 90 days of the commencement a Performance Period.  The Committee may establish a minimum threshold objective for any Performance Goal for such Performance Period which, if not met, would result in no Final Award being made to any Participant with respect to such Performance Goal for such Performance Period.  During and after the Performance Period, but prior to the Committee’s final determination of the Participant’s Final Award as provided in subsection (d), the Committee may adjust the Performance Goals, Performance Formula and Target Award and otherwise modify the terms and provisions of a Right, subject to the terms and conditions of the Plan; provided that if the Committee acts, more than 90 days following commencement of the Performance Period, to adjust or modify the terms and provisions of a Right granted to a Participant who is a Covered Executive, other than to decrease the amount of compensation that may be paid under such Right, any Final Award with respect to such Right shall not constitute qualified performance-based compensation for purposes of Code Section 162(m).  Each Right shall be evidenced by an award agreement that is consistent with the terms and conditions approved by the Committee.

(c) Dividend Equivalents on Stock Performance Rights.

(1) If the Committee shall determine, each Participant to whom a Right is granted shall be entitled to receive payment of the same amount of cash that such Participant would have received as cash dividends if, on each record date during the Performance Period relating to such Right, such Participant had been the holder of record of a number of shares of Stock equal to 100% of the related Target Award (as adjusted pursuant to Section 12).  Any such dividend equivalent shall be  deferred until the date that a Final Award is determined, and shall only be paid to the extent that the Stock underlying the Plan Award is paid out upon satisfaction of the Performance Goals. all as determined by the Committee in its sole discretion.  Such cash payments are hereinafter called “dividend equivalents”.  Notwithstanding anything to the contrary herein, if the Committee determines that Dividend Equivalents should be granted with respect to any “stock right” within the meaning of Code Section 409A, the terms and conditions of the Dividend Equivalent rights shall be set forth in a separate writing, and to the extent that the Dividend Equivalents are considered deferred compensation subject to Code Section 409A, the writing shall include terms and conditions, including payment terms, that comply with the provisions of Code Section 409A.

(2) Notwithstanding the provisions of subsection (c)(1), the Committee may determine that, in lieu of receiving all or any portion of any such dividend equivalent in cash, a Participant shall receive an award of full shares of Stock having a Fair Market Value approximately equal to the portion of such dividend equivalent that was not paid in cash.  Certificates for shares of Stock so awarded may be issued as of the payment date for the related cash dividend or may be deferred until the date that the Final Award is determined, and the shares of Stock covered thereby may be subject to the terms and conditions of the Right to which it relates (including but not limited to the attainment of the Performance Goals) and the terms and conditions of the Plan (including but not limited to Sections 5, 9, 10 and 12), all as determined by the Committee in its sole discretion.

(d) Final Awards.

(1) As soon as practicable following the completion of the Performance Period relating to any Right, but not later than 12 months following such completion, the Committee shall determine the  extent to which the Participant achieved the Performance Goals and the number of shares of Stock to be awarded as a Final Award to the Participant who holds such Right.  Each Final Award shall represent only full shares of Stock, and any fractional share that would otherwise result from such Final Award calculation shall be disregarded.  In making such determination, the Committee shall apply the applicable Performance Formula for the Participant for the Performance Period against the accomplishment of the related Performance Goals.  The Committee may, in its sole discretion, reduce the amount of any Final Award that otherwise would be awarded to any Participant for any Performance Period.  In addition, the Committee may, in its sole discretion, increase the amount of any Final Award that otherwise would be awarded to any Participant; provided that if the Committee acts to increase the amount of any Final Award that would otherwise be awarded to a Participant who is a Covered Executive, the Award shall not constitute qualified performance-based compensation for purposes of Code Section 162(m).  Any such determination shall take into account (A) the extent to which the Performance Goals provided in such Right were, in the Committee’s sole opinion, achieved, (B) the individual performance of such Participant during the related Performance Period and (C) such other factors as the Committee may deem relevant, including, without limitation, any change in circumstances or unforeseen events, relating to the Company, the economy or otherwise, since the date of grant of such Right.  The Committee shall notify such Participant of such Participant’s Final Award as soon as practicable following such determination.

(2) Following the determination of each Final Award, unless the Participant has elected to defer all or a portion of the Final Award in accordance with the procedures set forth in the Integrys Energy Group, Inc. Deferred Compensation Plan or unless the Committee has directed an alternate form of distribution, the Company shall issue or cause to be issued certificates for the number of shares of Stock representing such Final Award, registered in the name of the Participant who received such Final Award. Such Participant shall thereupon become the holder of record of the number of shares of Stock evidenced by such certificates, entitled to dividends, voting rights and other rights of a holder thereof, subject to the terms and provisions of the Plan, including, without limitation, the provisions of this subsection (d) and Sections 9, 10 and 12. The Committee may require that such certificates bear such restrictive legend as the Committee may specify and be held by the Company in escrow or otherwise pursuant to any form of agreement or instrument that the Committee may specify.  If the Committee has determined that deferred dividend equivalents shall be payable to a Participant with respect to any Right pursuant to subsection (c) of this Section 5, then concurrently with the issuance of such certificates, the Company shall deliver to such Participant a cash payment or additional shares of Stock in settlement of such dividend equivalents.

Section 6.	OPTIONS AND STOCK APPRECIATION RIGHTS

(a) Grant of Options.

(1) The Committee, at any time and from time to time while the Plan is in effect, may authorize the granting of Options to such officers of the Company and any Subsidiary, and other Employees, whether or not members of the Board, as it may select, and for such numbers of shares as it shall designate, subject to the provisions of this Section 6 and Section 4.  Each Option granted pursuant to the Plan shall be a NQO unless the Option is both (A) granted to an Employee who is eligible to receive an ISO under the Code, and (B) designated by the Committee at the time of grant as an ISO.

(2) The date on which an Option shall be granted shall be the date on which the Board ratifies the Committee’s approval of  such grant or such later date as may be determined by the Committee at the time such grant is authorized.  The Committee may not approve a grant of an Option with a grant date that is effective prior to the date the Committee takes action to approve such Plan Award.  Any individual may hold more than one Option.

(b) Price.  In the case of each Option granted under the Plan the option price shall be the Fair Market Value of Stock on the date of grant of such Option; provided, however, that the Committee may in its discretion fix an option price in excess of (but not lower than) the Fair Market Value of Stock on such date.

(c) Grant of Stock Appreciation Rights.

(1) The Committee, at any time and from time to time while the Plan is in effect, may authorize the granting of Stock Appreciation Rights to such officers of the Company and any Subsidiary, and other salaried Employees, whether or not members of the Board, as it may select, and for such numbers of shares as it shall designate, subject to the provisions of this Section 6 and Section 4.  The date on which a Stock Appreciation Right shall be granted shall be the date on which the Board ratifies the Committee’s approval of  such grant or such later date as may be determined by the Committee at the time such grant is authorized.  The Committee may not approve a grant of a Stock Appreciation Right with a grant date that is effective prior to the date the Committee takes action to approve such Plan Award.  Each Stock

Appreciation Right may relate to all or a portion of a specific Option granted under the Plan and may be granted concurrently with the Option to which it relates or at any time prior to the exercise, termination or expiration of such Option (a “Tandem SAR”), or may be granted independently of any Option, as determined by the Committee.  If the Stock Appreciation Right is granted independently of an Option, the grant price of such Stock Appreciation Right shall be the Fair Market Value of Stock on the date of grant; provided, however, that the Committee may, in its discretion, fix a grant price in excess of (but not less than) the Fair Market Value of Stock on such grant date.

(2) Upon exercise of a Stock Appreciation Right, the Participant will be entitled to receive, without payment to the Company, either (A) that number of shares of Stock determined by dividing (i) the total number of shares of Stock subject to the Stock Appreciation Right being exercised by the Participant, multiplied by the amount by which the Fair Market Value of a share of Stock on the day the right is exercised exceeds the grant price (such amount being hereinafter referred to as the “Spread”), by (ii) the Fair Market Value of a share of Stock on the exercise date, or (B) cash in any amount determined by multiplying (i) the total number of shares of Stock subject to the Stock Appreciation Right being exercised by the Participant, by (ii) the amount of the Spread; or (C) a combination of shares of Stock and cash, in amounts determined as set forth in clauses (A) and (B) above, as determined by the Committee in its sole discretion; provided, however, that, in the case of a Tandem SAR, the total number of shares which may be received upon exercise of a Stock Appreciation Right for Stock shall not exceed the total number of shares subject to the related Option or relevant portion thereof, and the total amount of cash which may be received upon exercise of a Stock Appreciation Right for cash shall not exceed the Fair Market Value on the date of exercise of the total number of shares subject to the related Option or portion thereof that are subject to the cash exercise.

(d) Terms and Conditions.

(1) Each Option and Stock Appreciation Right granted under the Plan shall be exercisable on such date or dates, during such period, for such number of shares and subject to such further conditions as shall be determined pursuant to the provisions of the award agreement with respect to such Option and Stock Appreciation Right; provided, however, that a

Tandem SAR shall not be exercisable prior to or later than the time the related Option could be exercised; and provided, further, that in any event no Option or Stock Appreciation Right shall be exercised beyond ten years from the date of grant.

(2) The Committee may impose such conditions as it may deem appropriate upon the exercise of an Option or a Stock Appreciation Right, including, without limitation, a condition that the Stock Appreciation Right may be exercised only in accordance with rules and regulations adopted by the Committee from time to time.

(3) With respect to Options issued with Tandem SARs, the right of a Participant to exercise the Tandem SAR shall be cancelled if and to the extent the related Option is exercised, and the right of a Participant to exercise an Option shall be cancelled if and to the extent that shares covered by such Option are used to calculate the consideration received upon exercise of the Tandem SAR.

(4) The Participant shall not be entitled to dividends or dividend equivalents with respect to an Option or a Stock Appreciation Right prior to the date on which the Option or Stock Appreciation Right is exercised.

(5) If any fractional share of Stock would otherwise be payable to a Participant upon the exercise of an Option or Stock Appreciation Right, the Participant shall be paid a cash amount equal to the same fraction of the Fair Market Value of the Stock on the date of exercise.

(e) Award Agreement.  Each Option and Stock Appreciation Right shall be evidenced by an award agreement that is consistent with the terms and conditions approved by the Committee.

(f) Payment for Option Shares.

(1) Payment for shares of Stock purchased upon exercise of an Option granted hereunder shall be made in such manner as is provided in the applicable award agreement or as otherwise permitted by the Committee, which may include payment through a cash-less exercise if the Committee has determined that the particular form of cashless exercise will not result in adverse accounting implications for the Company.

(2) Unless the Committee shall provide otherwise in any award agreement, any payment for shares of Stock purchased upon exercise of an Option granted hereunder may be made in cash, by delivery of shares of Stock beneficially owned by the Participant, or by a combination of cash and Stock, at the election of the Participant; provided, however, that, to the extent necessary to avoid adverse accounting implications for the Company, any shares of Stock so delivered shall have been beneficially owned by the Participant for a period of not less than six months prior to the date of exercise.  Any such shares of Stock so delivered shall be valued at their Fair Market Value on the date of such exercise.  The Committee shall determine whether and if so the extent to which actual delivery of share certificates to the Company shall be required.

Section 7.	OTHER STOCK-BASED AWARDS

(a) Grants of Other Stock-Based Awards.  The Committee, at any time and from time to time while the Plan is in effect, may grant Other Stock-Based Awards to such officers of the Company and its Subsidiaries, and other Employees, whether or not members of the Board, as it may select. Such Plan Awards pursuant to which Stock is or may in the future be acquired, or Plan Awards valued or determined in whole or part by reference to, or otherwise based on, Stock, may include, but are not limited to, awards of Restricted Stock or Plan Awards denominated in the form of “stock units”, grants of so-called “phantom stock” and options containing terms or provisions differing in whole or in part from Options granted pursuant to Section 6.  Other Stock-Based Awards may be granted either alone, in addition to, in tandem with or as an alternative to any other kind of Plan Award, grant or benefit granted under the Plan or under any other employee plan of the Company, including a plan of any acquired entity.

(b) Terms and Conditions.  Subject to the provisions of the Plan, the Committee shall have the authority to determine the time or times at which Other Stock-Based Awards shall be made, the number of shares of Stock or stock units and the like to be granted or covered pursuant to such Plan Awards (subject to the provisions of Section 4) and all other terms and conditions of such Plan Awards, including, but not limited to, the vesting period (if any) applicable to such Plan Awards, and whether such Plan Awards shall be payable or paid in cash, Stock or otherwise.

(c) Consideration for Other Stock-Based Awards.  In the discretion of the Committee, any Other Stock-Based Award may be granted (1) as a Stock bonus for no consideration other than services rendered or to be rendered, (2) in lieu of cash compensation, (3) subject to Code Section 409A, in exchange for another compensation right that the Participant has, or (4) on such other terms and conditions as determined by the Committee.

Section 8.	CASH AWARDS TO EMPLOYEES OF FOREIGN SUBSIDIARIES OR BRANCHES OR JOINT VENTURES

In order to facilitate the granting of Plan Awards to Participants who are foreign nationals or who are employed outside of the United States of America, the Committee may provide for such special terms and conditions, including without limitation substitutes for Plan Awards, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Such substitutes for Plan Awards may include a requirement that the Participant receive cash, in such amount as the Committee may determine in its sole discretion, in lieu of any Plan Award or share of Stock that would otherwise have been granted to or delivered to such Participant under the Plan. The Committee may approve any supplements to, or amendments, restatements or alternative versions of the Plan as it may consider necessary or appropriate for purposes of this Section 8 without thereby affecting the terms of the Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such documents as having been approved and adopted pursuant to properly delegated authority; provided, however, that no such supplements, amendments, restatements or alternative versions shall include any provision that is inconsistent with the terms of the Plan as then in effect.  Participants subject to the laws of a foreign jurisdiction may request copies of, or the right to view, any materials that are required to be provided by the Company pursuant to the laws of such jurisdiction.

Section 9.	PAYMENT OF PLAN AWARDS AND CONDITIONS THEREON

(a) Effect of Competitive Activity.  Anything contained in the Plan to the contrary notwithstanding, if the employment of any Participant shall terminate, for any reason other than death, while any Plan Award granted to such Participant is outstanding hereunder, and such Participant has not yet received the compensation or Stock covered by such Plan Award or otherwise received the full benefit of such Plan Award, such Participant, if otherwise entitled thereto, shall receive such Stock or compensation or benefit only if, during the entire period from the date of such Participant’s termination to the date of such receipt, such Participant shall have (1) made himself or herself available, upon request, at reasonable times and upon a reasonable basis, to consult with, supply information to and otherwise cooperate with the Company or any Subsidiary with respect to any matter that shall have been handled by him or her or under his or her supervision while he or she was in the employ of the Company or of any Subsidiary, and (2) refrained from engaging in any activity that is directly or indirectly in competition with any activity of the Company or any Subsidiary.

(b) Nonfulfillment of Competitive Activity Conditions: Waivers Under the Plan.  In the event of a Participant’s non-fulfillment of any condition set forth in subsection (a) of this Section 9, such Participant’s rights under any Plan Award shall be forfeited and cancelled forthwith; provided, however, that the nonfulfillment of such condition may at any time (whether before, at the time of or subsequent to termination of employment) be waived in the following manner:

(1) with respect to any such Participant who at any time shall have been a Section 16 Person, such waiver may be granted by the Committee upon its determination that in its sole judgment there shall not have been and will not be any substantial adverse effect upon the Company or any Subsidiary by reason of the nonfulfillment of such condition; and

(2) with respect to any other such Participant, such waiver may be granted by the Committee (or any delegate thereof) upon its determination that in its sole judgment there shall not have been and will not be any such substantial adverse effect.

(c) Effect of Inimical Conduct.  Anything contained in the Plan to the contrary notwithstanding, all rights of a Participant under any Plan Award shall cease on and as of the date on which it has been determined by the Committee that such Participant at any time (whether before or subsequent to termination of such Participant’s employment) acted in a manner inimical to the best interests of the Company or any Subsidiary.

(d) Taxes and Tax Withholding.  Prior to any distribution of cash, Stock or Other Stock-Based Awards (including payments under Section 5(c)) to any Participant,  arrangements deemed appropriate by the Committee shall be made for the payment of any taxes and other amounts required to be withheld by federal, state or local law.  Such arrangements may include a requirement that the Company (or an Affiliate) withhold from cash or shares otherwise due the Participant with respect to a Plan Award.  Alternatively, the Committee may require the Participant to pay to the Company or Affiliate, in cash and promptly upon demand, the aggregate amount of such taxes or other required amounts.  If shares of the Company’s stock are deliverable upon the Participant’s exercise of or payment of a Plan Award, the Committee may, but need not, permit the Participant to satisfy all or a portion of the Federal, state and local tax withholding obligations resulting from such Plan Award by (1) withholding shares otherwise deliverable under the Plan Award, (2) tendering back shares received in connection with the Plan Award, or (3) delivering other previously owned shares; provided that to the extent that the Committee determines that such action is necessary or appropriate in order to avoid an accounting charge, the Committee may require that previously owned shares have been held by the Participant for a minimum period of time prescribed by the Committee prior to being delivered in payment of the tax obligations, and the Committee may restrict the number of shares withheld, tendered back or delivered to the minimum Federal, state and local tax withholding obligation associated with the transaction.  In any case, the Committee may defer making payment or delivery under any Plan Award until tax withholding and payment matters have been resolved to the Committee’s satisfaction.  Notwithstanding anything to the contrary, neither the Company nor the Committee nor any other person guarantees to any Participant or any other person with an interest in a Plan Award that (1) any Plan Award intended to be exempt from Code Section 409A shall be so exempt, (2) any Plan Award intended to comply with Code Section 409A or Code Section 422 shall so comply, or (3) any Plan Award shall receive specific tax treatment under the Code or other applicable tax law.  Neither the Company nor the Committee nor any other person shall have any duty to indemnify, defend or hold harmless any individual with respect to the tax consequences of any Plan Award.

(e) Substitution.  The Committee, in its sole discretion, may substitute a Plan Award (except ISOs) for another Plan Award or Plan Awards of the same or different type.

(f) Section 409A Separation from Service.  For purposes of any Plan Award that is subject to Code Section 409A and with respect to which the terms and conditions of the Plan Award, as determined by the Committee (or if applicable, elected by the Participant) at the time of grant provide for distribution or settlement of the Plan Award upon the Participant’s termination of employment, the Participant will be deemed to have terminated employment on the date on which the Participant incurs a “separation from service” within the meaning of Code Section 409A, and to the extent required in order to comply with Code Section 409A, no distribution or settlement of the Plan Award shall be made until the date that is six months and one day following the date of the Participant’s “separation from service” A Participant’s “separation from service” shall occur when the Company reasonably anticipates that no further services will be performed by the Participant for the Company after a certain date or that the level of bona fide services the Participant will perform after such date will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed by the Participant (whether as an employee or independent contractor) for the Company over the immediately preceding thirty-six (36) month period (or such lesser period of actual service).  For purposes of this definition, the term “Company” includes each other corporation, trade or business that, with Integrys Energy Group, Inc., constitutes a controlled group of corporations or group of trades or businesses under common control within the meaning of Code Sections 414(b) or (c).  For this purpose, Code Sections 414(b) and (c) shall be applied by substituting “at least 50 percent” for “at least 80 percent” each place it appears therein or in the regulations promulgated thereunder.  A Participant is not considered to have incurred a “separation from service” if the Participant is absent from active employment due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed the greater of (i) six (6) months, or (ii) the period during which the Participant’s right to reemployment by the Company or controlled group member is provided either by statute or by contract; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended for up to twenty-nine (29) months without causing a “separation from service”.

Section 10.	NON-TRANSFERABILITY OF PLAN AWARDS; RESTRICTIONS ON DISPOSITION AND EXERCISE OF PLAN AWARDS

(a) Restrictions on Transfer of Rights or Final Awards.  No Right or, until the expiration of any restriction period imposed by the Committee, no shares of Stock covered by any Final Award, shall be transferred, pledged, assigned or otherwise disposed of by a Participant, except as permitted by the Plan, without the consent of the Committee, otherwise than by will or the laws of descent and distribution; provided, however, that the Committee may permit, on such terms as it may deem appropriate, use of Stock included in any Final Award as partial or full payment upon exercise of an Option under the Plan or a stock option under any other stock option plan of the Company prior to the expiration of any restriction period relating to such Final Award.

(b) Restrictions on Transfer of Options or Stock Appreciation Rights.  Unless the Committee determines otherwise, no Option or Stock Appreciation Right shall be transferable by a Participant otherwise than by will or the laws of descent and distribution, and during the lifetime of a Participant the Option or Stock Appreciation Right shall be exercisable only by such Participant or such Participant’s guardian or legal representative.

(c) Restrictions on Transfer of Certain Other Stock-Based Awards.  Unless the Committee determines otherwise, no Other Stock-Based Award shall be transferable by a Participant otherwise than by will or the laws of descent and distribution, and during the lifetime of a Participant any such Other Stock-Based Award shall be exercisable only by such Participant or such Participant’s guardian or legal representative.

(d) No Transfers for Value.  Notwithstanding anything in Section 10 to the contrary, in no event may a Right or Plan Award be transferred for value or consideration while the Right is outstanding or prior to the date on which any restriction period imposed by the Committee has lapsed.

(e) Attachment and Levy.  No Plan Award shall be subject, in whole or in part, to attachment, execution or levy of any kind, and any purported transfer in violation hereof shall be null and void.  Without limiting the generality of the foregoing, no domestic relations order purporting to authorize a transfer of a Plan Award, or to grant to any person other than the Participant the authority to exercise or otherwise act with respect to a Plan Award, shall be recognized as valid.

Section 11.	DESIGNATION OF BENEFICIARIES

Any benefits due and payable to a Participant following the Participant’s death shall be paid to the executor or administrator of the Participant’s estate (or to such person as the executor or administrator of the estate may certify as being eligible to receive such award as a result of the operation of the Participant’s last will and testament or the application of the laws of intestate succession), and upon any such payment, the Company, the Plan, the Committee and the members thereof shall not be under any further liability to anyone.  Notwithstanding the foregoing, the Committee may, but need not, permit a Participant to file with the Company a written designation of a beneficiary or beneficiaries under the Plan, subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries and such other limitations as the Committee from time to time may prescribe.  A Participant may from time to time revoke or change any such designation of beneficiary.  Any designation of a beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee shall be in doubt as to the entitlement of any such beneficiary to receive any Right, Final Award, Option, Stock Appreciation Right or Other Stock-Based Award, or if applicable law requires the Company to do so, the Committee may recognize only the legal representative of such Participant as the sole beneficiary, in which case the Company, the Plan, the Committee and the members thereof shall not be under any further liability to anyone.  In the event of the death of any Participant, the term “Participant” as used in the Plan shall thereafter be deemed to refer to the person entitled to payment pursuant to this Section 11 unless the context otherwise requires.

Section 12.	MERGER, CONSOLIDATION, STOCK DIVIDENDS, ETC.

(a) Adjustments In General.  In the event of any merger, share exchange, consolidation, reorganization, recapitalization, stock split, stock dividend or other event in which the Stock is subdivided or combined, cash dividend the amount of which, on a per share basis, exceeds fifteen percent (15%) of the Fair Market Value of a share of Stock at the time the dividend is declared, or the Company shall effect any other dividend or other distribution of its Stock that the Board determines by resolution is extraordinary or special in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization of the Shares or words of similar import, or any other event shall occur, which, in the judgment of the Committee necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, an appropriate adjustment, as the Committee may deem equitable and consistent with applicable law, shall be made in (1) the total number of shares available for Plan Awards and in all other provisions of the Plan that include a reference to a number of shares, (2) in the numbers of shares covered by, and other terms and provisions (including, but not limited to the grant or exercise price of any Plan Award) of outstanding Plan Awards, and (3) to the extent that the exercise of such discretion does not cause a Plan Award that is intended to qualify as performance-based compensation under Code Section 162(m) to lose its status as such, the Performance Goals applicable to a Plan Award.

(b) Special Rules.  The following supplement the adjustment rules set forth in Section 12(a) above:

(1) In the event of any reorganization, merger, consolidation, combination or other similar corporate transaction or event, whether or not constituting a Change of Control (other than any such transaction in which the Company is the continuing corporation and in which the outstanding Stock of the Company is not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Committee  may substitute, on an equitable basis as the Committee determines, for each share of Stock then subject to a Plan Award and the shares of Stock subject to this Plan (if the Plan will continue in effect),  the number and kind of shares of stock, other securities, cash or other property to which holders of Stock are or will be entitled in respect of each share of Stock pursuant to the transaction.

(2) Without affecting the number of shares of Stock otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Committee  may authorize the issuance or assumption of awards under this Plan upon such terms and conditions as it may deem appropriate.

(c) Committee Determinations.  The foregoing adjustments and the manner of application of the foregoing provisions shall be determined by the Committee in its sole

discretion   Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to a Plan Award.  With respect to Plan Awards that are intended to qualify as ISOs, any such adjustment must satisfy Code Section 422(b).

Section 13.	ACCELERATION OF PAYMENT OR MODIFICATION OF PLAN AWARDS

(a) Acceleration and Modification.  The Committee, in the event of the death of a Participant or in any other circumstance, may accelerate distribution of any Plan Award in its entirety or in a reduced amount, or modify or terminate any Plan Award, including the cancellation of an outstanding Plan Award in exchange for a cash payment, in each case on such basis and in such manner as the Committee may determine in its sole discretion; provided, however, that in no event shall the Committee (1) “re-price” an Option or Stock Appreciation Right to provide for a grant price that is less than the Fair Market Value of the Stock on the date on which the Option or Stock Appreciation Right was originally granted, except as permitted pursuant to Section 12, (2) cancel an Option or Stock Appreciation Right and replace the cancelled Option or Stock Appreciation Right with an Option, Stock Appreciation Right or other Plan Award having an exercise price or base price less than that of the cancelled Option or Stock Appreciation Right, or (3) make a cash payment in exchange for an Option or Stock Appreciation Right if the Fair Market Value of a share of Stock is less than the Option exercise price or Stock Appreciation Right base price.   Notwithstanding the foregoing, unless determined otherwise by the Committee, any such action shall be taken in a manner that will enable a Plan Award that is intended to be exempt from Code Section 409A to continue to be so exempt, or to enable a Plan Award that is intended to comply with Code Section 409A to continue to so comply.

(b) Change in Control.  If the Participant has in effect an employment, retention, change in control, severance or similar agreement with the Company or any Affiliate that discusses the effect of a Change in Control on the Participant’s Plan Awards, then such agreement shall control.  In all other cases, unless provided otherwise in the Plan Award agreement or determined by the Committee prior to the occurrence of a Change in Control, in the event of a Change in Control:

(1) The successor or purchaser in the Change in Control transaction may assume a Plan Award or provide a substitute award with similar terms and conditions, and preserving the same benefits, as the Plan Award it is replacing.  In such event, if the Participant is involuntarily terminated from employment or service for any reason other than Cause (or, in the case of a Participant who has in effect an employment, retention, change in control, severance or similar agreement with the Company or any Affiliate that provides for “good reason” termination and the Participant, in accordance with such agreement, terminates employment or service for “good reason”) within two years following the date of the Change in Control, then:

(A) each Option or SAR outstanding as of the date of the Change in Control shall become immediately and fully vested and exercisable as of the date of such termination;

(B) each other Plan Award (including an Annual Performance Right) outstanding as of the date of the Change in Control, and that is not then vested:

(i)           shall become fully vested as of the date of termination, if vesting is based solely upon length of the employment relationship, or shall become fully vested as of the date of termination at the target level (or if greater, the then projected Final Award level), prorated for the portion of the Performance Period that has been completed as of the date of termination; provided that a Plan Award that relates to a Performance Period that was completed prior to the date of the Participant’s termination shall be paid in full in accordance with the terms of the Plan Award;

(ii)           any restrictions or other conditions applicable to the Plan Award shall lapse as of the date of termination, and such Plan Award shall become free of all restrictions and conditions; and

(iii)           such Plan Award shall be immediately paid to the Participant as of the date of termination.

(C) For purposes of this Section 13(b)(1) a Participant shall not be deemed to have been involuntarily terminated if the successor or purchaser in the Change in Control transaction offers the Participant employment on substantially similar terms and conditions as the Participant had with the Company (or Affiliate) and the Participant does not accept such offer employment.

(2) If the successor or purchaser in the Change in Control transaction does not assume the Plan Awards or issue replacement awards that are effective upon the Change in Control as provided in subsection (b)(1), then immediately prior to the Change in Control:

(A) each Option or Stock Appreciation Right that is then held by a Participant who is employed by or in the service of the Company or a Subsidiary shall become immediately and fully vested and exercisable, or, if so determined by the Committee, shall be cancelled on the date of the Change in Control in exchange for a cash payment equal to the excess of the Change in Control price of the Stock covered by the Option or Stock Appreciation Right that is so cancelled over the purchase or grant price of such Stock under the Plan Award;

(B) each other Plan Award (including an Annual Performance Right) that is then held by a Participant who is employed by or in the service of the Company or a Subsidiary, and that is not then vested:

(i)           shall become fully vested as of the date of the Change in Control, if vesting is based solely upon length of the employment relationship, or shall become fully vested as of the date of the Change in Control at the target level (or if greater, the then projected Final Award level), prorated for the portion of the Performance Period that has been completed as of the date of the Change in Control; provided that a Plan Award that relates to a Performance Period that was completed prior to the date of the Change in Control shall be paid in full in accordance with the terms of the Plan Award;

(ii)           any restrictions or other conditions applicable to the Plan Award shall lapse as of the date of the Change in Control, and such Plan Award shall become free of all restrictions and conditions; and

(iii)           such Plan Award shall be immediately paid to the Participant as of the date of the Change in Control.

Except as otherwise expressly provided in any agreement between a Participant and the Company or a Subsidiary, if the receipt of any payment by a Participant under the circumstances described above would result in the payment by the Participant of any excise tax provided for in Section 280G and Section 4999 of the Code, then the amount of such payment shall be reduced to the extent required to prevent the imposition of such excise tax.

Notwithstanding the foregoing provisions of Section 13(b), unless determined otherwise by the Committee, any such action shall be taken in a manner that will enable a Plan Award that is intended to be exempt from Code Section 409A to continue to be so exempt, or to enable a Plan Award that is intended to comply with Code Section 409A to continue to so comply.

Section 14.	RIGHTS AS A SHAREHOLDER

A Participant shall not have any rights as a shareholder with respect to any Stock covered by any Plan Award until such Participant shall have become the holder of record of such Stock.

Section 15.	TERM, AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN AND AGREEMENTS

(a) Term.  No Plan Award shall be granted under the Plan on or after the tenth (10th) anniversary of the Effective Date of the Plan, or such earlier date on which the Plan is terminated pursuant to subsection (b) below.

(b) Amendment, Modification and Termination of Plan.  The Board may, from time to time, amend or modify the Plan or any outstanding Plan Award, including without limitation, to authorize the Committee to make Plan Awards payable in other securities or other forms of property of a kind to be determined by the Committee, and such other amendments as may be necessary or desirable to implement such Plan Awards, or may terminate the Plan or any provision thereof; provided, however, that no such action of the Board, without approval of the shareholders of the Company, may (1) increase the total number of shares of Stock with respect to which Plan Awards may be granted under the Plan or increase the limits specified in Section 4, (2) extend the term of the Plan as set forth in subsection (a) of this Section 15, (3) permit the Committee to take any of the actions prohibited under items (1), (2) or (3) of subsection (a) of Section 13, or (4) take any other action to amend the Plan, if the Company determines that such amendment requires approval of the Company’s shareholders in order to comply with Section 16 of the Exchange Act, Section 162(m) or other relevant section of the Code, the listing requirements of any principal securities exchange or market on which the Stock is then traded, or other applicable law.

(c) Limitation and Survival.  The Committee’s authority to act and to apply the terms of the Plan with respect to any Plan Award granted prior termination of the Plan, and a Participant’s ability to exercise an outstanding Plan award granted prior to termination of the Plan and not otherwise cancelled by the Board, shall survive termination of the Plan.

(d) Amendments for Changes in Law.  Notwithstanding anything to the contrary herein, the Board shall have the authority to amend outstanding Plan Awards and the Plan to take into account changes in law and tax and accounting rules as well as other developments, and to grant Plan Awards that qualify for beneficial treatment under such rules, without shareholder approval.  Further, the provisions of Code Section 409A are incorporated into the Plan by reference to the extent necessary for any Plan Award that is subject to Code Section 409A to comply with such requirements, and except as otherwise determined by the Committee, the Plan shall be administered in accordance with Section 409A as if the requirements of Code Section 409A were set forth herein.

Section 16.	INDEMNIFICATION AND EXCULPATION

(a) Indemnification.  Each person who is or shall have been a member of the Board, the Committee, or of any other committee of the Board administering the Plan or of any committee appointed by the foregoing committees, shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be or become a party or in which such person may be or become involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof (with the Company’s written approval) or paid by such person in satisfaction of a judgment in any such action, suit or proceeding, except a judgment in favor of the Company based upon a finding of such person’s lack of good faith; subject, however, to the condition that, upon the institution of any claim, action, suit or proceeding against such person, such person shall in writing give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s behalf.  The foregoing right of indemnification shall not be exclusive of any other right to which such person may be entitled as a matter of law or otherwise, or any power that the Company may have to indemnify or hold such person harmless.

(b) Exculpation.  Each member of the Board, the Committee, or of any other committee of the Board administering the Plan or any committee appointed by the foregoing committees, and each officer and employee of the Company, shall be fully justified in relying or acting in good faith upon any information furnished in connection with the administration of the Plan by any appropriate person or persons other than such person.  In no event shall any person who is or shall have been a member of the Board, the Committee, or of any other committee of the Board administering the Plan or of any committee appointed by the foregoing committees, or an officer or employee of the Company, be held liable for any determination made or other action taken or any omission to act in reliance upon any such information, or for any action (including the furnishing of information) taken or any failure to act, if in good faith.

Section 17.	EXPENSES OF PLAN

The entire expense of offering and administering the Plan shall be borne by the Company and its participating Subsidiaries; provided, that the costs and expenses associated with the redemption or exercise of any Plan Award, including but not limited to commissions charged by any agent of the Company, may be charged to the Participants.

Section 18.	FINALITY OF DETERMINATIONS

Each determination, interpretation, or other action made or taken pursuant to the provisions of the Plan by the Board, the Committee or any committee of the Board administering the Plan or any committee appointed by the foregoing committees, shall be final and shall be binding and conclusive for all purposes and upon all persons, including, but without limitation thereto, the Company, the shareholders, the Committee and each of the members thereof, and the directors, officers, and employees of the Company and its Subsidiaries, the Participants, and their respective successors in interest.

Section 19.	NO RIGHTS TO CONTINUED EMPLOYMENT OR TO PLAN AWARD

(a) No Right to Employment.  Nothing contained in this Plan, or in any booklet or document describing or referring to the Plan, shall be deemed to confer on any Participant the right to continue as an Employee or director of the Company or Subsidiary, whether for the duration of any Performance Period, the duration of any vesting period under a Plan Award, or otherwise, or affect the right of the Company or Subsidiary to terminate the employment of any Participant for any reason.

(b) No Right to Award.  No Employee or other person shall have any claim or right to be granted a Plan Award under the Plan.  Having received an Award under the Plan shall not give a Participant or any other person any right to receive any other Plan Award under the Plan.  A Participant shall have no rights in any Plan Award, except as set forth herein and in the applicable award grant.

Section 20.	GOVERNING LAW, LIMITATION ON ACTIONS, AND CONSTRUCTION

The Plan and all actions taken hereunder shall be governed by, and the Plan shall be construed in accordance with the laws of the State of Illinois without regard to the principle of conflict of laws.  As a condition of receiving benefits pursuant to any Plan Award, a Participant agrees, on behalf of the Participant and all persons or entities that may claim through the Participant, that (1) any legal action or other legal proceeding concerning the Plan or a Plan Award may only be heard in a “bench” trial, and (2) any right to a jury trial is waived.  No legal action or other legal proceeding may be brought with respect to the Plan or any Plan Award more than one (1) year after the later of (1) the last date on which the act or omission giving rise to the legal action or proceeding occurred, or (2) the date on which the individual or entity bringing such legal action or proceeding had knowledge (or reasonably should have had knowledge) of the act of omission.  Titles and headings to Sections are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of the Plan.

Section 21.	SECURITIES AND STOCK EXCHANGE REQUIREMENTS

(a) Restrictions on Resale.  Notwithstanding any other provision of the Plan, no person who acquires Stock pursuant to the Plan may, during any period of time that such person is an affiliate of the Company (within the meaning of the rules and regulations of the Securities Exchange Commission) sell or otherwise transfer such Stock, unless such offer and sale or transfer is made (1) pursuant to an effective registration statement under the Securities Act of 1933 (“1933 Act”), which is current and includes the Stock to be sold, or (2) pursuant to an appropriate exemption from the registration requirements of the 1933 Act, such as that set forth in Rule 144 promulgated pursuant thereto.

(b) Registration, Listing and Qualification of Shares of Common Stock.  Notwithstanding any other provision of the Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Stock covered by a Plan Award upon any securities exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Plan Award or the purchase or receipt of Stock in connection therewith, no Stock may be purchased, delivered or received pursuant to such Plan Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee.  Any person receiving or purchasing Stock pursuant to a Plan Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements.  The Company shall not be required to issue or deliver any certificate or certificates for Stock under the Plan prior to the Committee’s determination that all related requirements have been fulfilled.  The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation, or requirement.

Section 22.	EFFECTIVE DATE

The Plan shall become effective on the date on which affirmative shareholder approval pursuant to Section 23 is obtained.

Section 23.	VOTE REQUIRED

The affirmative vote of the holders of a majority of the total votes cast on the proposal to approve the Plan at the 2010 annual meeting of shareholders of the Company will be required for approval of the Plan, provided, that the total votes cast on the proposal represents over fifty percent (50%) of all shares entitled to vote on the proposal.